Exhibit 4.7

Warrant No. _____

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Date of Issuance: ___________

GLOBEIMMUNE, INC.

WARRANT CERTIFICATE

FOR VALUE RECEIVED, GlobeImmune, Inc., a Delaware corporation (the “Company”), hereby certifies that __________, or his, her or its registered transferees, successors or assigns (each person or entity holding all or a part of this Warrant being referred to as a “Holder”) is the registered holder of this Warrant (the “Warrant”) to purchase the number of Warrant Shares (as defined below) which is equal to (x) $___________ divided by (y) the Exercise Price (as defined below), as adjusted from time to time as provided herein, during the Exercise Period (as defined below), all subject to the following terms and conditions.

This Warrant is one in a series of similar warrants (collectively, the “Warrants”) issued pursuant to the offering (the “Offering”) described in the Private Placement Memorandum, dated January 27, 2014 (as amended and supplemented from time to time and including the annexes thereto, the “Memorandum”), and the related Subscription Agreements (the “Subscription Agreements”) by and between the Company and the original holders of the Warrants.

For purposes of this Warrant the following terms shall have the following meanings:

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Determination Date” means the earliest date on which the Exercise Price is determined as described in the definition of “Exercise Price.”

“Equity Securities” means shares of the Company’s capital stock and any securities convertible into, exercisable or exchangeable for, or otherwise giving the holder thereof the right to subscribe for or otherwise acquire, shares of the Company’s capital stock (with or without additional consideration), except that such defined term shall not include any award issued by the Company to any employee, director or consultant in such capacity pursuant to the terms of any plan, agreement or other arrangement described in the Memorandum or any Equity Securities issuable pursuant to such award.

“Exercise Price” means (i) the IPO Exercise Price if an IPO is consummated on or before the First Anniversary, (ii) if no IPO is consummated on or before the First Anniversary and Equity Securities are issued in a Subsequent Round on or before the First Anniversary, the Subsequent Round Price, or (iii) in the event that neither an IPO nor a Subsequent Round is consummated on or before the First Anniversary, the Qualifying Convertible Preferred Price.

The Exercise Price shall be determined as follows:

(a) If an IPO is consummated on or before the First Anniversary, the Exercise Price will be the IPO Exercise Price and no further determination of the Exercise Price will be required.

(b) If no IPO is consummated on or before the First Anniversary and Equity Securities are issued in a Subsequent Round on or before the First Anniversary, no later than two (2) Business Days following the First Anniversary, the Company shall provide the Placement Agent with a written notice (the “Subsequent Round Notice”) describing the terms of the Subsequent Round and the Company’s calculation of the Subsequent Round Price in reasonable detail. The Subsequent Round Price set forth in the Subsequent Round Notice shall become final and binding unless the Placement Agent provides a written notice of objection (a “Subsequent Round Notice of Objection”) to the Company within five (5) Business Days after its receipt of the Subsequent Round Notice, which Subsequent Round Notice of Objection must specify the basis of the Placement Agent’s objection in reasonable detail. Upon timely receipt of a Subsequent Round Notice of Objection, the Company and the Placement Agent shall negotiate in good faith for a period not to exceed thirty calendar days after the Placement Agent’s receipt of the Subsequent Round Notice to resolve the Placement Agent’s objection. In the event that, despite the use of good faith efforts, the Company and the Placement Agent do not agree on the Subsequent Round Price, the determination of the Subsequent Round Price as approved by the Company’s Board of Directors, acting in its good faith business judgment, shall be final and binding on all parties.

(c) In the event that neither an IPO nor a Subsequent Round is consummated on or before the First Anniversary and the Company has converted the Notes into shares of Qualifying Convertible Preferred Stock pursuant to the terms of the Notes, the Exercise Price shall be the Qualifying Convertible Preferred Price set forth in the terms of the Qualifying Convertible Preferred Stock and no further determination of the Exercise

Price will be required. If the Company has not previously converted the Notes into shares of Qualifying Preferred Stock effective as of the First Anniversary, no later than five (5) Business Days after the First Anniversary, the Company shall provide the Placement Agent with a written notice (the “Qualifying Convertible Preferred Stock Notice”) which Qualifying Convertible Preferred Stock Notice shall (i) provide a calculation in reasonable detail of the Qualifying Convertible Preferred Price (the “Qualifying Convertible Preferred Price Calculation”), and (iii) include a proposed amendment to the Company’s Restated Certificate of Incorporation, as amended, creating the Qualifying Convertible Preferred Stock and setting forth the relative rights, powers, privileges and limitations of thereof (the “Draft Certificate of Amendment”). The Qualifying Convertible Preferred Price and the Draft Certificate of Amendment set forth in the Qualifying Convertible Preferred Stock Notice shall become final and binding on the Company and the Holder unless the Placement Agent provides a written notice of objection (a “Qualifying Convertible Preferred Notice of Objection”) to the Company within five (5) Business Days after its receipt of the Qualifying Convertible Preferred Stock Notice, which Qualifying Convertible Preferred Notice of Objection shall specify the basis of the Placement Agent’s objection in reasonable detail and, if applicable, include a mark-up of the Draft Certificate of Amendment. Upon timely receipt of a Qualifying Convertible Preferred Notice of Objection, the Company and the Placement Agent shall negotiate in good faith for a period not to exceed thirty calendar days after the Placement Agent’s receipt of the Qualifying Convertible Preferred Stock Notice to resolve the Placement Agent’s objection to resolve the Placement Agent’s objection. In the event that, despite the use of their respective good faith efforts, the Company and the Placement Agent do not agree on the Qualifying Convertible Preferred Price and/or the final terms of the Draft Certificate of Amendment, the determination of the Qualifying Convertible Preferred Price and the terms of the Draft Certificate of Amendment as approved by the Company’s Board of Directors, acting in their good faith business judgment, shall be final and binding on the Company and the Holder.

(d) Not later than two Business Days after the Determination Date, the Company shall provide written notice to the Holder and the holders of record of the Warrants of the Exercise Price determined as described above which notice shall also advise such holders whether the Warrant Shares shall be comprised of Common Stock or Preferred Stock.

“Expiration Date” means the fifth anniversary of the First Closing.

“First Closing” has the meaning ascribed to such term in the Subscription Agreements.

“First Anniversary” means the first anniversary of the First Closing.

“IPO” means an initial underwritten public offering of Common Stock.

“IPO Exercise Price” means the per share price at which the Common Stock is first offered to the public in an IPO.

“Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.

“Qualifying Convertible Preferred Stock” means a newly created series of convertible preferred stock of the Company, which Qualifying Convertible Preferred Stock shall be pari passu as to dividends and upon liquidation on an proportionate basis with, and have all other rights and privileges as, the most senior class or series of the Company’s preferred stock then outstanding; provided, however, that such Qualifying Preferred Stock shall have “full-ratchet” antidilution rights and an original issue price equal to the quotient obtained by dividing (i) $45,000,000, by (ii) the aggregate number of outstanding shares of Common Stock on the First Anniversary (assuming, solely for the purpose of determined the aggregate number of shares of Common Stock deemed to be outstanding on the First Anniversary, the full conversion, exercise or exchange of all securities outstanding on the First Anniversary convertible into, exercisable or exchangeable for, or otherwise giving the holder thereof the right to subscribe for or otherwise acquire, shares of Common Stock (with or without additional consideration), other than the Notes).

“Qualifying Convertible Preferred Price” means the original issue price of the Qualifying Convertible Preferred Stock as set forth in the Company’s Restated Certificate of Incorporation, as amended to create the Qualifying Convertible Preferred Stock.

“Sale of the Company” means either: (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company; or (b) a transaction that qualifies as an Event of Sale as such term is defined in the Company’s Restated Certificate of Incorporation, as amended or restated from time to time.

“Stockholders Agreement” means that certain Fifth Amended and Restated Stockholders Agreement, dated as of January 14, 2010, by and among the Company and the parties identified on Schedule 1 and Schedule 2 thereto, as amended or restated from time to time.

“Subsequent Round” means the issuance and sale by the Company of Equity Securities at any time after the First Closing in one or more arms-length equity financings resulting in gross proceeds to the Company of at least $3.0 million, provided, that if the Company consummates more than one Subsequent Round, “Subsequent Round” shall mean the first Subsequent Round consummated by the Company.

“Subsequent Round Price” means the highest cash per share price paid or deemed to be paid by the investors in a Subsequent Round for the Equity Securities issued in the Subsequent Round.

“Warrant Shares” shall mean either: (i) shares of Common Stock if an IPO is consummated on or before the First Anniversary; (ii) if an IPO is not consummated on or before the First Anniversary and Equity Securities are issued in a Subsequent Round on or before the First Anniversary, shares of such Equity Securities; or (iii) in the event that neither an IPO nor a Subsequent Round is consummated on or before the First Anniversary, shares of Qualifying Convertible Preferred Stock.

1.	DURATION AND EXERCISE OF WARRANTS

(a) Exercise Period. The Holder may exercise this Warrant in whole or in part at any time from and after the Determination Date and on or before 5:00 P.M., New York Time, on the earlier of (i) the Expiration Date or (ii) the Early Termination Date (as defined below), at which time this Warrant shall become void and of no value (the “Exercise Period”).

(b) Exercise Procedures.

(i) While this Warrant remains outstanding and exercisable in accordance with Section 1(a), in addition to the manner set forth in Section 1(b)(ii) below, the Holder may exercise this Warrant in whole or in part at any time and from time to time by:

(A) delivery to the Secretary of the Company of a duly executed copy of the Notice of Exercise attached as Exhibit A;

(B) surrender of this Warrant to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder; and

(C) payment of the then-applicable Exercise Price per share multiplied by the number of Warrant Shares being purchased upon exercise of the Warrant (such amount, as calculated at the time of each exercise, the “Aggregate Exercise Price”) made in the form of cash, or by certified check, bank draft or money order payable in lawful money of the United States of America or in the form of a Cashless Exercise to the extent permitted in Section 1(b)(ii) below.

(ii) In addition to the provisions of Section 1(b)(i) above, if at any time while this Warrant is exercisable a registration statement covering the resale of the Warrant Shares by the Holder is not effective with the Securities and Exchange Commission (the “SEC”) and the fair value of one Warrant Share is greater than the Exercise Price (at the date of calculation set forth below), the Holder may, in its sole discretion, exercise all or any part of the Warrant in a “cashless” or “net-issue” exercise (a “Cashless Exercise”) by delivering to the Company (A) the Notice of Exercise and (B) the original Warrant, pursuant to which the Holder shall surrender the right to receive upon exercise of this Warrant a number of Warrant Shares having a value (as determined below) equal to the Aggregate Exercise Price in which case, the Company shall issue to the Holder the number of Warrant Shares calculated using the following formula:

X =	Y * (A - B)
A

with:	X =	the number of Warrant Shares to be issued to the Holder

	Y =	the number of Warrant Shares with respect to which the Warrant is being exercised

	A =	the fair value of one Warrant Share on the date of exercise of this Warrant

	B =	the then-current Exercise Price of the Warrant

For purposes of the above calculation, the “fair value” of a Warrant Share as of any date shall be the result obtained by multiplying (x) the number of shares of Common Stock into which each Warrant Share is ultimately convertible, exercisable or exchangeable, by the Market Value of one share of the Common Stock as of such date. “Market Value” means, as of any date, (a) if the Common Stock is then listed or quoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market or any other national securities exchange, the closing price per share of the Common Stock for such date (or the nearest preceding date) on the primary eligible market or exchange on which the Common Stock is then listed or quoted; (b) if clause (a) is not applicable and prices for the Common Stock are then quoted on the OTC Bulletin Board or any tier of the OTC Markets, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if clauses (a) and (b) are not applicable and prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported; or (d) if the Common Stock is not publicly traded as set forth above, the fair market value per share of Common Stock last determined by the Board of Directors of the Company for purposes of complying with the requirements of Section 409A of the Internal Revenue Code. So long as clause (d) is applicable, the Company shall upon request advise the Holder in writing of the most recently determined fair market value of the Common Stock for Section 409A purposes.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for such shares shall be deemed to have commenced, on the date this Warrant was originally issued.

(iii) Upon the exercise of this Warrant in compliance with the provisions of this Section 1(b), the Company shall promptly issue and cause to be delivered to the Holder a certificate for the Warrant Shares purchased by the Holder. Each exercise of this Warrant shall be effective immediately prior to the close of business on the date (the “Date of Exercise”) that the conditions set forth in Section 1(b) have been satisfied, as the case may be. On the first Business Day following the date on which the Company has received each of the Notice of Exercise and the Aggregate Exercise Price (or notice of a Cashless Exercise in accordance with Section 1(b)(ii)) (the “Exercise Delivery Documents”), the Company shall transmit an acknowledgment of receipt of the Exercise Delivery Documents to the Company’s transfer agent, if other than the Company (the “Transfer Agent”). On or before the third Business Day following the date on which the Company has received all of the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if the Warrant Shares are not eligible for inclusion therein, issue and dispatch by overnight courier to the address as specified in the Notice of Exercise, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares.

(c) Partial Exercise. This Warrant shall be exercisable, either in its entirety or, from time to time in part, only for the number of Warrant Shares available for exercise under this Warrant. If this Warrant is exercised and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the actual number of Warrant Shares being acquired upon such an exercise, then the Company shall, as soon as practicable and in no event later than five (5) Business Days after any such exercise and at its own expense, issue a new Warrant of like tenor representing the right to purchase the remaining number of Warrant Shares purchasable hereunder after such exercise.

(d) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 16.

(e) Stockholders Agreement. The Holder hereby agrees that, as a condition to exercise of this Warrant for shares of Equity Securities issued in a Subsequent Round or for shares of Qualifying Convertible Preferred Stock, the Holder, if not already a party to the Stockholders Agreement, will execute and deliver a counterpart signature page to the Stockholders Agreement and become an “Investor” party thereunder.

2.	ISSUANCE OF WARRANT SHARES

(a) The Company covenants that all Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be (i) duly authorized, fully paid and non-assessable, and (ii) free from all liens, charges and security interests, with the exception of claims arising through the acts or omissions of any Holder and except as arising from applicable Federal and state securities laws.

(b) The Company shall register this Warrant upon records to be maintained by the Company for that purpose in the name of the record holder of such Warrant from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner thereof for the purpose of any exercise thereof, any distribution to the Holder thereof and for all other purposes.

(c) The Company will not, by amendment of its certificate of incorporation, by-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, and will take all actions consistent with the carrying out of all the provisions of this Warrant.

3.	ADJUSTMENTS OF EXERCISE PRICE, NUMBER AND TYPE OF WARRANT SHARES

(a) The Exercise Price and the Warrant Shares issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.

(i) Subdivision or Combination of Stock. In case the Company shall at any time after the First Closing and prior to the Expiration Date subdivide (whether by way of stock dividend (other than as a result of an event provided for in Section 3(a)(ii) below), stock split or otherwise) its outstanding Warrant Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares shall be proportionately increased, and conversely, in case the outstanding Warrant Shares shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon the exercise of this Warrant shall be proportionately decreased. The Exercise Price and the Warrant Shares issuable upon the exercise of this Warrant, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 3(a)(i).

(ii) Dividends in Stock, Property, Reclassification. If at any time, or from time to time, after the First Closing and prior to the Expiration Date, (x) there are changes in the outstanding Warrant Shares by reason of recapitalization, reclassification or reorganization of the capital stock of the Company (other than as a result of any event provided for in Section 3(a)(i) above), or (y) all of the holders of Warrant Shares shall have received or become entitled to receive, without payment therefore (other than as a result of any event provided for in Section 3(a)(i) above):

(A) any shares of stock or other securities that are at any time directly or indirectly convertible into or exchangeable for Warrant Shares, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(B) additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement,

then and in each such case, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be adjusted proportionately, and the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Warrant Shares receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to above) that such Holder would hold on the date of such exercise had such

Holder been the holder of record of such Warrant Shares as of the date on which such holders of Warrant Shares received or became entitled to receive such shares or all other additional stock and other securities and property; provided, however, that such adjustment shall not be made with respect to, and this Warrant shall terminate if not exercised prior to, the events set forth in Section 4 below. The Exercise Price and the Warrant Shares issuable upon the exercise of this Warrant, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 3(a)(ii).

(b) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

4.        EARLY TERMINATION. The Company shall provide to the Holder at least twenty (20) days advance written notice of any Sale of the Company and this Warrant shall terminate unless exercised immediately prior to the consummation of such Sale of the Company (the date of such termination, the “Early Termination Date”).

5.	TRANSFERS AND EXCHANGES OF WARRANT AND WARRANT SHARES

(a) Registration of Transfers and Exchanges. Subject to Section 5(c) and 5(d), upon the Holder’s surrender of this Warrant, with a duly executed copy of the Form of Assignment attached as Exhibit B, to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder, the Company shall register in the Company’s books and records the transfer of all or any portion of this Warrant. Upon such registration of transfer, the Company shall issue a new Warrant, in substantially the form of this Warrant, evidencing the acquisition rights transferred to the transferee and a new Warrant, in similar form, evidencing the remaining acquisition rights not transferred, to the Holder requesting the transfer.

(b) Warrant Exchangeable for Different Denominations. The Holder may exchange this Warrant for a new Warrant or Warrants, in substantially the form of this Warrant, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder, each of such new Warrants to be dated the date of such exchange and to represent the right to purchase such number of Warrant Shares as shall be designated by the Holder. The Holder shall surrender this Warrant with duly executed instructions regarding such re-certification of this Warrant to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder.

(c) Restrictions on Transfers. This Warrant may not be transferred at any time unless such transfer is (i) registered under the Securities Act, (ii) made in accordance with the requirements of Rule 144 of the Securities Act or (iii) exempt from registration under the Securities Act as evidenced by a written opinion of legal counsel addressed to the Company that the proposed transfer of the Warrant may be effected without registration under the Securities Act, which opinion will be in form and from counsel reasonably satisfactory to the Company.

(d) Permitted Transfers and Assignments. Notwithstanding any provision to the contrary in this Section 5, the Holder may transfer, with or without consideration, this Warrant or any of the Warrant Shares (or a portion thereof) to the Holder’s Affiliates (as such term is defined under Rule 144 of the Securities Act) without obtaining the opinion from counsel that may be required by Section 5(c)(iii), provided, that the Holder delivers to the Company and its counsel certification, documentation, and other assurances reasonably required by the Company’s counsel to enable the Company’s counsel to render an opinion to the Company’s Transfer Agent that such transfer does not violate applicable securities laws.

6.	MUTILATED OR MISSING WARRANT CERTIFICATE

If this Warrant is mutilated, lost, stolen or destroyed, upon request by the Holder, the Company will, at its expense, issue, in exchange for and upon cancellation of the mutilated Warrant, or in substitution for the lost, stolen or destroyed Warrant, a new Warrant, in substantially the form of this Warrant, representing the right to acquire the equivalent number of Warrant Shares; provided, that, the Holder provides the Company with an affidavit of loss and an indemnity agreement reasonably satisfactory to the Company.

7.	PAYMENT OF TAXES

The Company will pay all transfer and stock issuance taxes attributable to the preparation, issuance and delivery of this Warrant and the Warrant Shares (and replacement Warrants) including, without limitation, all documentary and stamp taxes; provided, however, that the Company shall not be required to pay any tax in respect of the transfer of this Warrant, or the issuance or delivery of certificates for Warrant Shares or other securities in respect of the Warrant Shares to any person or entity other than to the Holder.

8.	FRACTIONAL WARRANT SHARES

No fractional Warrant Shares shall be issued upon exercise of this Warrant. The Company, in lieu of issuing any fractional Warrant Share, shall round up the number of Warrant Shares issuable to nearest whole share.

9.	NO STOCK RIGHTS AND LEGEND

No holder of this Warrant, as such, shall be entitled to vote or be deemed the holder of the Warrant Shares or any other securities of the Company that may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise (except as provide herein).

Each certificate for Warrant Shares initially issued upon the exercise of this Warrant, and each certificate for Warrant Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

10.	RESERVED.

11.	NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address, email or facsimile number provided in the Subscription Agreement executed in connection herewith, and to the Holder at the address, email or facsimile number provided in the Subscription Agreement for such Holder executed in connection herewith, or to such other address as the Company or the Holder shall have furnished in writing in accordance with the provisions of this Section 11.

12.	SEVERABILITY

If a court of competent jurisdiction holds any provision of this Warrant invalid or unenforceable, the other provisions of this Warrant will remain in full force and effect. Any provision of this Warrant held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.	BINDING EFFECT

This Warrant shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, the registered Holder or Holders from time to time of this Warrant and the Warrant Shares.

14.	SURVIVAL OF RIGHTS AND DUTIES

This Warrant shall terminate and be of no further force and effect on the earlier of the expiration of the Exercise Period or the date on which this Warrant has been exercised in full.

15.	GOVERNING LAW

This Warrant will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

16.	DISPUTE RESOLUTION

Except as otherwise provided herein, in the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Notice of Exercise giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days, submit via confirmed email or facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

17.	NOTICES OF RECORD DATE

Upon (a) any establishment by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or right or option to acquire securities of the Company, or any other right, or (b) any capital reorganization, reclassification, recapitalization, merger or consolidation of the Company with or into any other corporation, any transfer of all or substantially all the assets of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, or the sale, in a single transaction, of a majority of the Company’s voting stock (whether newly issued, or from treasury, or previously issued and then outstanding, or any combination thereof), the Company shall mail to the Holder at least ten (10) Business Days, or such longer period as may be required by law, prior to the record date specified therein, a notice specifying (i) the date established as the record date for the purpose of such dividend, distribution, option or right and a description of such dividend, option or right, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, or sale is expected to become effective and (iii) the date, if any, fixed as to when the holders of record of Warrant Shares shall be entitled to exchange their Warrant Shares for securities or other property deliverable upon such reorganization, reclassification, transfer, consolation, merger, dissolution, liquidation or winding up.

18.	RESERVATION OF SHARES

Prior to the expiration of the Exercise Period, the Company shall reserve and keep available out of its authorized but unissued capital stock for issuance upon the exercise of this Warrant, free from pre-emptive rights, such number of Warrant Shares for which this Warrant shall from time to time be exercisable. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation. Without limiting the generality of the foregoing, the Company covenants that it will use its best efforts to take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and use its best efforts to obtain all such authorizations, exemptions or consents, including but not limited to consents from the Company’s stockholders or Board of Directors or any public regulatory body, as may be necessary to enable the Company to perform its obligations under this Warrant.

19.	NO THIRD PARTY RIGHTS

This Warrant is not intended, and will not be construed, to create any rights in any parties other than the Company and the Holder, and no person or entity may assert any rights as third-party beneficiary hereunder.

20.	AMENDMENT PROVISION

Any term of this Warrant may be amended, supplemented or waived upon the written consent of the Company and the holders of a majority in interest of all outstanding Warrants, and such amendment, supplement or waiver shall be binding upon the Company and all holders of the Warrants, including the Holder, whether or not the Holder has consented to such amendment, supplement or waiver; provided, however, that (a) any such amendment, supplement or waiver must apply to all outstanding Warrants, and (b) the Expiration Date, the determination of the number of Warrant Shares subject to this Warrant or of the Exercise Price of such Warrant Shares, and the right to exercise this Warrant may not be altered or waived, without the written consent of the Holder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first set forth above.

GLOBEIMMUNE, INC.

By:	/s/ Timothy C. Rodell
	Name:	Timothy C. Rodell
	Title:	Chief Executive Officer

EXHIBIT A

NOTICE OF EXERCISE

(To be executed by the Holder of Warrant if such Holder desires to exercise Warrant)

To GlobeImmune, Inc.:

The undersigned hereby irrevocably elects to exercise this Warrant and to purchase thereunder, ___________________ Warrant Shares issuable upon exercise of the Warrant and delivery of:

(1) $_________ (in cash as provided for in the foregoing Warrant) and any applicable taxes payable by the undersigned pursuant to such Warrant; and

(2) __________ Warrant Shares (pursuant to a Cashless Exercise in accordance with Section 1(b)(ii) of the Warrant) (check here if the undersigned desires to deliver an unspecified number of shares equal the number sufficient to effect a Cashless Exercise [            ]).

The undersigned requests that certificates for such shares be issued in the name of:

(Please print name, address and social security or federal employer identification number (if applicable))

If the shares issuable upon this exercise of the Warrant are not all of the Warrant Shares which the Holder is entitled to acquire upon the exercise of the Warrant, the undersigned requests that a new Warrant evidencing the rights not so exercised be issued in the name of and delivered to:

(Please print name, address and social security or federal employer identification number (if applicable))

The undersigned hereby represents and warrants that (i) the undersigned meets the requirements of at least one of the suitability standards for an “accredited investor” as that term is defined in Regulation D as promulgated by the United States Securities and Exchange Commission; (ii) the undersigned is acquiring the Warrant Shares solely for the undersigned’s account for investment purposes only and not with a view to or intent of resale or distribution thereof, in whole or in part, in violation of the Securities Act of 1933, as amended (the “Act”), and the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Act, without prejudice, however, to the undersigned’s right at all times to sell or otherwise dispose of all or any part of the Warrant Shares in compliance with applicable federal and state securities laws and in compliance with any transfer restriction to which the applicable Warrant Shares may be subject at any time or from time to time; and (iii) the undersigned has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the Offering to evaluate the merits and risks of an investment in the Company and the Warrant Shares and to make an informed investment decision with respect thereto.

Name of Holder (print):

(Signature):

(By:)

(Title:)

Dated:

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, ___________________________________ hereby sells, assigns and transfers to each assignee set forth below all of the rights of the undersigned under the Warrant (as defined in and evidenced by the attached Warrant) to acquire the number of Warrant Shares set opposite the name of such assignee below and in and to the foregoing Warrant with respect to said acquisition rights and the shares issuable upon exercise of the Warrant:

Name of Assignee	Address	Number of Shares

If the total of the Warrant Shares are not all of the Warrant Shares evidenced by the foregoing Warrant, the undersigned requests that a new Warrant evidencing the right to acquire the Warrant Shares not so assigned be issued in the name of and delivered to the undersigned.

Name of Holder (print):

(Signature):

(By:)

(Title:)

Dated:

Schedule of Warrantholders to Form of Warrant Certificate

Warrant No.	Date of Issuance	Name of Warrantholder	Dollar Amount for Warrant Share Equation
1	January 31, 2014	Bobcat Property Trust of Angel Fire, New Mexico	$350,000.00
2	January 31, 2014	Precedo Fund L.P	$250,000.00
3	January 31, 2014	ACP X, LP	$500,000.00
4	January 31, 2014	Christopher Travelle	$100,000.00
5	January 31, 2014	Robert L. Montgomery	$25,000.00
6	January 31, 2014	Shaun Jacob Trust Dated October 8, 2013	$50,000.00
7	January 31, 2014	Joel Kovacs	$15,000.00
8	January 31, 2014	Laura Pogoda Dell	$150,000.00
9	January 31, 2014	Haitham Elsheikh	$150,000.00
10	January 31, 2014	Fred A. Wagner Jr. and Allison K. Wagner, Community Property	$25,000.00
11	January 31, 2014	Matthew D. and Regina M. MacLean, Community Property	$25,000.00
12	January 31, 2014	Emanuel Haghighat	$10,000.00
13	January 31, 2014	Warrenton Ventures LLC	$50,000.00
14	January 31, 2014	D&R Partners, LLC	$100,000.00
15	January 31, 2014	Richard M. Spitalny	$25,000.00
16	January 31, 2014	James Lawler & Sarah Dunn Lawler	$30,000.00
17	January 31, 2014	Allan Rothstein	$50,000.00
18	January 31, 2014	Doug Cohen	$50,000.00
19	January 31, 2014	Lester Petracca	$500,000.00
20	January 31, 2014	Webster Powell PC PSP	$50,000.00
21	January 31, 2014	New Century Holdings, LLLP	$100,000.00
22	February 11, 2014	SJO Worldwide LLC	$250,000.00
23	February 11, 2014	David Blonder	$150,000.00
24	February 11, 2014	Vekoe Partners LLC	$100,000.00
25	February 11, 2014	Robyn Schreiber	$60,000.00
26	February 11, 2014	Abba Properties Partnership	$100,000.00
27	February 11, 2014	James Menz & Susan Menz	$25,000.00
28	February 11, 2014	BM LLP	$50,000.00

29	February 11, 2014	Archon Securities DB Pension Plan	$50,000.00
30	February 11, 2014	James F. Holmes	$25,000.00
31	February 11, 2014	Peter Sabo	$50,000.00
32	February 11, 2014	Edward M. Dunn	$250,000.00
33	February 11, 2014	B. Ted Kosir Living Trust	$62,500.00
34	February 11, 2014	Margerie Kramer	$25,000.00
35	February 11, 2014	Dorith Schwartz	$25,000.00
36	February 11, 2014	Veramarie Garvey	$25,000.00
37	February 11, 2014	William N. Strawbridge	$25,000.00
38	February 11, 2014	Michael Ellerson and Diane Ellerson JTWROS	$20,000.00
39	February 11, 2014	David Schellhardt	$250,000.00
40	February 11, 2014	Michael Zimmerman	$25,000.00
41	February 11, 2014	Rexford Capital LLC	$250,000.00
42	February 11, 2014	GP Trust	$50,000.00
43	February 11, 2014	Andre Bourque	$25,000.00
44	February 11, 2014	Robert H. Rowley & Dorothy W. Rowley Trust	$20,000.00
45	February 11, 2014	Bruce A. Ferguson & Dawn E. Gunter, TIC	$30,000.00
46	February 11, 2014	Prouty Family Revocable Trust	$20,000.00
47	February 11, 2014	A. Lauren Rhude Trust	$20,000.00
48	February 11, 2014	Howard Weiss and Ruth Weiss	$50,000.00
49	February 11, 2014	RBC Cap. Markets LLC Cust. Adam Stern IRA	$200,000.00
50	February 11, 2014	Ali Bijan Rafie Trust	$30,000.00
51	February 11, 2014	JKW Family Ltd.	$150,000.00
52	February 11, 2014	DB Investor Group LLC	$50,000.00
53	February 11, 2014	Matheous Alexandrou & Charles Socrates	$75,000.00
54	February 11, 2014	Deborah Chin	$25,000.00
55	February 11, 2014	Robert Consley	$100,000.00
56	February 11, 2014	Michael F. Hannley & Ruth Hannley	$20,000.00
57	February 11, 2014	Peter W. Janssen	$25,000.00
58	February 11, 2014	Benjamin & Jamie Kohnen	$25,000.00

59	February 11, 2014	Vantage FBO Michael D. MacLean IRA	$25,000.00
60	February 11, 2014	Veronica Marano & Thomas M. Volckening	$100,000.00
61	February 11, 2014	Jacob Movtady	$10,000.00
62	February 11, 2014	Harvey Schilowitz DDS Defined Benefit Pension Fund	$25,000.00
63	February 11, 2014	Vantage FBO Derek Sroufe Roth IRA	$100,000.00
64	February 11, 2014	Dennis Wong	$100,000.00
65	February 11, 2014	Brian Behrens	$25,000.00
66	February 11, 2014	John Burgraff	$75,000.00
67	February 11, 2014	David M. Kutz & Patricia A. Kutz JTWROS	$100,000.00
68	February 11, 2014	Vantage FBO Laurence E. Lof, Roth IRA	$100,000.00
69	February 11, 2014	Nickel River, LLC	$100,000.00
70	February 11, 2014	Stan Alex Miroshnik	$100,000.00
71	February 11, 2014	Keith Murphy	$200,000.00
72	February 11, 2014	Gary Miles & Alverta Miles JT	$25,000.00
73	February 11, 2014	Aaron Lehman	$25,000.00
74	February 11, 2014	Four Jr Investments Ltd.	$100,000.00
75	February 11, 2014	Balsam Capital Management	$25,000.00
76	February 11, 2014	Joseph Schump	$25,000.00
77	February 11, 2014	Mat 9 LLC	$100,000.00
78	February 11, 2014	Evan Myrianthopoulos	$25,000.00
79	February 11, 2014	Vasili & Elisabeth Myrianthopoulos JTWROS	$25,000.00
80	February 11, 2014	NSH 2008 Family Trust	$25,000.00
81	February 11, 2014	Chad R. Bundy	$25,000.00
82	February 11, 2014	Stourbridge Investments LLC	$25,000.00
83	February 11, 2014	GJG Life Sciences, LLC	$275,000.00
84	February 11, 2014	Millennium MSO, Inc.	$25,000.00
85	February 11, 2014	Robert L. Kwint	$22,500.00
86	February 11, 2014	Michael J. Garnick	$250,000.00
87	February 11, 2014	Washington Research Foundation	$20,000.00

88	February 11, 2014	Ian Stern	$10,000.00
89	February 11, 2014	Lorne & Vivian Kramer	$25,000.00
90	February 11, 2014	E. Michael Pompizzi	$25,000.00
91	February 11, 2014	Collier Holdings LLC	$25,000.00

Total Principal Amount:			$7,500,000.00